Item 77M DWS Large Cap Value VIP
(a series of DWS Variable Series II)

Registrant incorporates by reference
its Registration Statement on Form
N-14 filed on March 12, 2009
(SEC Accession No. 0001193125-09-052343).
A Special Meeting of Shareholders of DWS
Davis Venture Value VIP (the "Portfolio") was held on April 13, 2009 at the offices of Deutsche Asset Management, 345 Park
Avenue, New York, NY 10154. The following matter was voted upon by the shareholders of said Portfolio (the resulting votes are presented below):

1. Approving an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of
all of the assets of the Portfolio to DWS
Large Cap Value VIP ("Large Cap Value"), in exchange for shares of Large Cap Value and the assumption by Large Cap Value of all the liabilities of the Portfolio, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of the Portfolio in complete liquidation and termination of the Portfolio.

Number of Votes:
For
Against
Abstain
15,108,917.899
436,000.999
901,495.728